Exhibit 23.3

September 24, 2026

Valor Energy Inc

230 Park Avenue, Floor 3

New York, NY 10169

Dear Sir/Madam:

We hereby consent to the use of the filing hereof as an exhibit to the Valor Energy Inc’s Form S-3 Registration Statement which will be filed with the Securities and Exchange Commission (the “SEC”) on the date hereof, and to the reference to our name in such Registration Statement, to the extent that they describe or summarize matters of PRC Laws or documents, agreements or proceedings governed by the PRC Laws.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act 1933, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Very truly yours,

Tahota (Beijing) Law Firm